Tidal EFT Trust 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 184, to the Registration Statement on Form N-1A of Tidal ETF Trust and to the use of our report dated January 26, 2023 on the financial statements and financial highlights of Sound Enhanced Fixed Income ETF and Sound Equity Dividend Income ETF (formerly, Sound Equity Income ETF), each a series of Tidal ETF Trust. Such financial statements and financial highlights appear in the 2022 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

July 21, 2023